Exhibit 99.1
FIDELITY D & D BANCORP, INC.
FOR IMMEDIATE RELEASE

Date: November 2, 2010

Contacts:
Patrick J. Dempsey
Chairman of the Board
570-342-8281

Fidelity D & D Bancorp, Inc.
and
Fidelity Deposit and Discount Bank
Announce new President and CEO

Patrick Dempsey, chairman of the boards of Fidelity D & D Bancorp, Inc. and The Fidelity Deposit and Discount Bank, announced two major appointments today at a special meeting of Fidelity Bank employees at the Dunmore Corners location. Daniel J. Santaniello was appointed President and CEO of the Company and Fidelity Bank and Timothy P. O’Brien was named Senior Executive Vice President of the Company and Fidelity Bank.

Mr. Dempsey outlined how Fidelity Bank, under the direction of its experienced management team, has emerged a stronger and more efficient institution following one of the most challenging chapters in its over 100-year history. Dempsey sang the praises of both Santaniello and O’Brien as the leaders of the senior management team that led the recent effort to be more focused on enhancing value to the Company’s investors while maintaining exceptional service to its customers.  He outlined how the team crafted and executed difficult and sweeping initiatives to control expenditures, increase efficiencies and improve profitability.

Since August of 2009, Mr. Dempsey has served the Company and Fidelity Bank in the dual roles of both board chairman and interim chief executive officer.  “Both Dan Santaniello as our Chief Operating Officer and Tim O’Brien as our Chief Commercial Banking Officer have done an outstanding job over these past 15 months,” stated Mr. Dempsey. “We are fortunate to have two such dedicated and capable professionals heading our organization. The process for selecting our leadership was a difficult one for the Board of Directors, but our investors and customers can stand confident that the strong future of our bank is in exceptionally capable hands.”

Daniel J. Santaniello has served as Executive Vice President and Chief Operating Officer of the Bank since 2001. He is also a member of the Board’s Asset and Liability committee, Credit Administration committee and the Trust/401(k) committee. Prior to joining Fidelity, Mr. Santaniello was Senior Vice President of Retail Sales and Administration at another financial institution in Northeastern Pennsylvania. Mr. Santaniello has served as President of the American Heart Association, Vice President of the Board of Directors of the Greater Scranton Chamber of Commerce as well as the Great Valley Technology Alliance and Treasurer of the Prostate Cancer Awareness Foundation.

Timothy O’Brien has served as Executive Vice President and Chief Commercial Banking Officer of the Bank since 2008. He has brought over 35 years of experience to the position. Previously, Mr. O’Brien served in various executive management positions at other local and regional financial institutions.  Mr. O’Brien serves on the Board of Directors for St. Joseph’s Center, the Scranton Cultural Center and has been a board member of both the Greater Pittston and Greater Scranton Chambers of Commerce. He is also a member of the Finance and Audit Committees for The Commonwealth Medical College.

Fidelity D & D Bancorp, Inc. is the parent holding company for The Fidelity Discount and Deposit Bank.  Founded in Dunmore on May 11, 1903, Fidelity Bank has 11 full service branches and 23 ATM facilities throughout Lackawanna and Luzerne counties as well as full service Trust and Investment divisions.

Forward-Looking Statements

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

•
the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•
the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	technological changes;
•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	deteriorating economic conditions;
•	acts of war or terrorism; and
•	disruption of credit and equity markets.